Exhibit 99.1

GREENLIGHT RE REPORTS FIRST QUARTER

2008 RESULTS

GRAND CAYMAN, Cayman Islands (May 12, 2008) - Greenlight Capital Re, Ltd. (NASDAQ: GLRE) today announced financial results for the first quarter of 2008. Greenlight Re reported a net loss of $4.8 million for the first quarter of 2008 compared to a net loss of $13.1 million for the same period in 2007. On a fully diluted per share basis, this resulted in a loss of $0.13 per share during the first quarter of 2008, compared to a loss of $0.61 per share for the same period in 2007.

Fully diluted book value per share was $16.40 as of March 31, 2008, a 20% increase over $13.67 per share as of March 31, 2007.

“We are pleased to report that the business continues to develop,” said David Einhorn, Chairman of the Board of Directors of Greenlight Re. “We established significant new reinsurance relationships during the quarter, and entered 2008 with a relatively fresh investment portfolio while preserving capital in a very challenging market.”

Greenlight Re’s financial and operating highlights for the first quarter ended March 31, 2008 included:

•	Gross written premiums were $70.8 million compared to $38.1 million for the first quarter of 2007, while net earned premiums were $27.5 million compared to $20.9 million.
•	The combined ratio was 96.4% compared to 94.1% for the first quarter of 2007.
•	Net investment loss was $5.8 million, representing a 0.9% loss on the company’s invested assets.

“We believe our underwriting portfolio is well positioned in an increasingly competitive reinsurance market,” said Len Goldberg, Chief Executive Officer of Greenlight Re. “We continue to diversify our business by client, line of business and broker as well as by geography and also increased the premium writings of our frequency portfolio during the quarter. We expect our earned premium and float to grow significantly in the upcoming quarters as a result of the business we have bound. We feel the softening market, together with a low interest rate environment, will highlight the strengths of our differentiated model.”

Greenlight Re will host an Investor Meeting on Tuesday, June 3rd, 2008 beginning at 4:00 p.m. Eastern time at the Scandinavia House at 58 Park Avenue in New York City.

Conference Call Details

Greenlight Re will hold a live conference call to discuss its financial results for the first quarter of 2008 on Tuesday May 13, 2008 at 9:00 a.m. Eastern time. To participate, please dial in to the conference call at (877) 362-3812 (domestic) or (706) 634-9925 (international), access code 46830598. The conference call topic is Greenlight Re Earnings Conference Call.

A telephone replay of the call will be available from 11:00 a.m. Eastern time on May 13, 2008 until 11:59 p.m. Eastern time on May 20, 2008. The replay of the call may be accessed by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international), access code 46830598. An audio file of the call will also be available on the company’s website.

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Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our annual report on Form 10-K filed with the Securities Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Greenlight Capital Re, Ltd.

Greenlight Re (www.greenlightre.ky) is a specialty property and casualty reinsurance company based in the Cayman Islands. The Company provides a variety of custom-tailored reinsurance solutions to the insurance, risk retention group, captive and financial marketplaces. Established in 2004, Greenlight Re selectively offers customized reinsurance solutions in markets where capacity and alternatives are limited. With a focus on deriving superior returns from both sides of the balance sheet, Greenlight Re’s assets are managed according to a value-oriented equity-focused strategy that complements the Company’s business goal of long-term growth in book value per share.

Contact:

Alex Stanton

Stanton Crenshaw Communications

(212) 780-1900

alex@stantoncrenshaw.com

GREENLIGHT CAPITAL RE, LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

March 31, 2008 and December 31, 2007

(expressed in thousands of U.S. dollars, except per share and share amounts)

	March 31, 2008 (unaudited)	December 31, 2007
Assets
Investments in securities
Fixed maturities, trading at fair value	$4,296	$1,520
Equity investments, trading at fair value	589,146	570,440
Other investments, at estimated fair value	13,227	18,576
Total investments in securities	606,669	590,536
Cash and cash equivalents	59,657	64,192
Restricted cash and cash equivalents	272,995	371,607
Financial contracts receivable, at fair value	3,961	222
Reinsurance balances receivable	77,363	43,856
Loss and loss adjustment expense recoverables	7,916	6,721
Deferred acquisition costs	15,135	7,302
Unearned premiums ceded	13,257	8,744
Other assets	1,788	965
Total assets	$1,058,741	$1,094,145
Liabilities and shareholders’ equity
Liabilities
Securities sold, not yet purchased, at fair value	$258,322	$332,706
Financial contracts payable, at fair value	1,880	17,746
Loss and loss adjustment expense reserves	52,139	42,377
Unearned premium reserves	97,892	59,298
Reinsurance balances payable	27,501	19,140
Funds withheld	8,976	7,542
Other liabilities	3,905	2,869
Performance fee payable to related party	—	6,885
Minority interest in joint venture	6,712	—
Total liabilities	457,327	488,563
Shareholders’ equity
Preferred share capital (par value $0.10; authorized, 50,000,000; none issued)	—	—
Ordinary share capital (Class A: par value $0.10; authorized, 100,000,000; issued and outstanding, 29,979,252 (2007: 29,847,787); Class B: par value $0.10; authorized, 25,000,000; issued and outstanding, 6,254,949 (2007: 6,254,949))	3,623	3,610
Additional paid-in capital	477,430	476,861
Retained earnings	120,361	125,111
Total shareholders’ equity	601,414	605,582
Total liabilities and shareholders’ equity	$1,058,741	$1,094,145

GREENLIGHT CAPITAL RE, LTD.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

For the three months ended March 31, 2008 and 2007

(expressed in thousands of U.S. dollars, except per share and share amounts)

	Three months ended March 31,
	2008	2007
Revenues
Gross premiums written	$70,766	$38,064
Gross premiums ceded	(9,272)	(13,743)
Net premiums written	61,494	24,321
Change in net unearned premium reserves	(34,002)	(3,400)
Net premiums earned	27,492	20,921
Net investment loss	(5,762)	(14,381)
Total revenues	21,730	6,540
Expenses
Loss and loss adjustment expenses incurred, net	12,124	8,988
Acquisition costs	9,929	7,712
General and administrative expenses	4,460	2,980
Total expenses	26,513	19,680
Net loss before minority interest	(4,783)	(13,140)
Minority interest in loss of joint venture	33	—
Net loss	$(4,750)	$(13,140)
Earnings (loss) per share
Basic	$(0.13)	$(0.61)
Diluted	(0.13)	(0.61)
Weighted average number of Ordinary Shares used in the determination of
Basic	35,981,312	21,558,915
Diluted	35,981,312	21,558,915

Due to the opportunistic and customized nature of our underwriting operations, we expect to report different loss and expense ratios in both our frequency and severity businesses from period to period. The following table provides the ratios for the three month periods ended March 31, 2008 and 2007:

	Three months ended March 31, 2008			Three months ended March 31, 2007
	Frequency	Severity	Total	Frequency	Severity	Total
Loss ratio	44.5%	43.3%	44.1%	53.8%	8.4%	43.0%
Acquisition cost ratio	46.7%	16.1%	36.1%	40.6%	24.9%	36.9%
Composite ratio	91.2%	59.4%	80.2%	94.4%	33.3%	79.9%
Internal expense ratio			16.2%			14.2%
Combined ratio			96.4%			94.1%